FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Fifth Amendment”), dated as of October 28, 2021, by and among TITAN INTERNATIONAL, INC., a Delaware corporation (“Titan International”), TITAN WHEEL CORPORATION OF ILLINOIS, an Illinois corporation (“Titan Wheel”), TITAN TIRE CORPORATION, an Illinois corporation (“Titan Tire”), TITAN TIRE CORPORATION OF FREEPORT, an Illinois corporation (“Titan Freeport”), TITAN TIRE CORPORATION OF BRYAN, an Ohio corporation (“Titan Bryan”), TITAN TIRE CORPORATION OF UNION CITY, a Tennessee corporation (“Titan Union City”), and TITAN MARKETING SERVICES, LLC, an Illinois limited liability company (“Titan Marketing”; and together with Titan International, Titan Wheel, Titan Tire, Titan Freeport, Titan Bryan and Titan Union City, collectively, “Borrowers”), BMO HARRIS BANK N.A., as agent for the Lenders (in such capacity, “Agent”) and the Lenders signatory hereto. Capitalized words and terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as hereinafter defined).
BACKGROUND
A.    Borrowers, the Lenders signatory thereto and Agent are parties to that certain Credit and Security Agreement dated as of February 17, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
B.    Borrowers have requested that Agent and the Lenders amend certain provisions of the Credit Agreement as more specifically set forth herein.
C.    Subject to the terms and conditions set forth herein, Agent and each of the Lenders are willing to enter into this Fifth Amendment.
NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendment. On the Fifth Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
(a)Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definition therein in alphabetical order:
Fifth Amendment Effective Date: October 28, 2021.
(b)The following definitions set forth in Section 1.1. of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
Accounts Formula Amount: the sum of (x) 85% of the Value of Eligible Accounts (including Insured Eligible Accounts) plus (y) the lesser of (i) of $5,000,000 and (ii) 85% of the Value of Dated Eligible Accounts (including Insured Dated Eligible

VP/#52725630.6

Accounts) plus (z) the sum of (i) 5% of the Value of Insured Dated Eligible Accounts plus (ii) 5% of the Value of Insured Eligible Accounts.
Agent Fee Letter: those certain fee letters dated as of February 17, 2017, May 17, 2019, February 25, 2021, and October 28, 2021 by and between Agent and Titan International.
Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Average Availability for the prior Fiscal Quarter, subject to the below:

Level	Average Availability	Base Rate Loans	LIBOR Loans
I	> $30,000,000	0.25%	1.25%
II	≤ $30,000,000 $15,000,000	0.50%	1.50%
III	≤ $15,000,000	0.75%	1.75%

The Applicable Margins shall be subject to change upon receipt by Agent pursuant to Section 8.1 of the Borrowing Base Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the Fiscal Quarter following the Fiscal Quarter to which the Borrowing Base Certificate applies. If, by the first day of a month any Borrowing Base Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the Applicable Margins shall be determined as if Level III were applicable, from such day until the first day of the month following actual receipt, at which time the Applicable Margins shall be determined in accordance with the grid above based on such Borrowing Base Certificate received. Beginning on the Fifth Amendment Effective Date until the Borrowing Base Certificate for the calendar month ending December 31, 2021, is due, the Applicable Margin shall be determined as if Level I were applicable.
Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments. The Commitments as of the Fifth Amendment Effective Date shall be $125,000,000.
Dominion Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of 10.0% of the Commitments at any time and $12,500,000; and (b) continuing until, during the preceding thirty (30) consecutive days, no Event of Default has existed and Average Availability is equal to or more than the greater of 10.0% of the Commitments and $12,500,000 for such period; provided, that Borrowers shall not be permitted to cure an event giving rise to a Dominion Trigger Period more than two (2) times in any Fiscal Year.

2

Fixed Charge Trigger Period: The period commencing on the day that Availability is less than the greater of (a) $12,500,000 and (b) ten percent (10%) of the Commitments at any time and continuing until, during the preceding thirty (30) consecutive days, no Event of Default has existed and Average Availability is equal to or greater than the greater of (a) $12,500,000 or (b) ten percent (10%) of the Commitments for such period.
Floor: the benchmark rate floor, being 0.00%, provided herein (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.
Inventory Formula Amount: the sum of (x) the lesser of (i) 75% of the Value of Eligible Inventory; or (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory, (y) the least of (i) 75% of the Value of Eligible Work-In-Process Inventory, (ii) 85% of the NOLV Percentage of the Value of Eligible Work-In-Process Inventory and (iii) $25,000,000 and (z) an amount not greater than $10,000,000 representing positive capitalized variances for Inventory that would not otherwise be Eligible Inventory.
LIBOR:
(a)for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (but in no event less than zero percent (0.00%)) (i) the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making the LIBOR Rate available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by such other authoritative source (as is selected by the Lender in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and
(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (but which shall never be less than zero percent (0.00%)) (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank eurodollar market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or

3

maintained and with a term equal to one month would be offered by such other authoritative source (as is selected by Agent in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at the date and time of determination.
Reporting Trigger Period: the period (a) commencing on the day that (i) an Event of Default has existed, or (ii) Availability is less than the greater of 12.5% of the Commitments and $15,625,000 at any time; and (b) continuing until, during the preceding thirty (30) consecutive days, no Event of Default has existed and Average Availability is more than the greater of 12.5% of the Commitments and $15,625,000 for such period.
Revolver Termination Date: October 28, 2026.
Unused Line Fee Rate: a per annum rate equal to 0.25%.
(c)The first paragraph of Section 3.1.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
3.1.3    Interest Periods. In connection with making, converting or continuing any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply to such Loans, which Interest Period shall be one month, three months or six months; provided, however, that:
(d)Section 10.1 of the Credit Agreement is hereby amended by deleting therefrom in its entirety Section 10.1.10 No Cash Hoarding.
(e)The first paragraph of Section 14.1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
14.1.1    Amendment. Subject to Section 3.11, no modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Agent, Required Lenders (or by Agent with the consent of Required Lenders) and each Borrower party to such Loan Document; provided, however, that
(f)Section 14.1.1(d)(v) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(v) release or subordinate Agent’s Liens in all or substantially all Collateral;
(g)Schedule 1.1 to the Credit Agreement is hereby amended and restated with Schedule 1.1 attached hereto.

4

2.Representations and Warranties. To induce Agent and the Lenders to enter into this Fifth Amendment, each Borrower represents and warrants to Agent and the Lenders that:
(a)each Borrower is duly authorized to execute, deliver and perform this Fifth Amendment;
(b)the execution, delivery and performance of this Fifth Amendment has been duly authorized by all necessary action, and does not (a) require any consent or approval of any holders of Equity Interests of any Borrower, except those already obtained; (b) contravene the Organic Documents of any Borrower; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Borrower’s Property;
(c)this Fifth Amendment is the legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally;
(d)the representations and warranties of Borrowers contained in the Credit Agreement and the other Loan Documents are true and correct as of the Fifth Amendment Effective Date (both before and after giving effect to the transactions contemplated hereby) with the same effect as though made on such date (except to the extent that such representations or warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); and
(e)immediately prior to and after giving effect to this Fifth Amendment, no Default or Event of Default has occurred and is continuing.
3.Conditions Precedent. The effectiveness of this Fifth Amendment is subject to each of the following conditions precedent being met on or as of the Fifth Amendment Effective Date:
(a)Amendment. Agent shall have received counterparts of this Fifth Amendment duly executed by Borrowers, Agent and the Lenders;
(b)Searches. Agent shall have received such lien, tax, judgment, pending litigation and bankruptcy searches with respect to the Borrowers as it reasonably requires;
(c)Authorizing Documents. Agent shall have received a certificate of a duly authorized officer of each Borrower, certifying (i) that the copies of such Borrower’s Organic Documents previously provided remain the same and are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Fifth Amendment is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Fifth Amendment;

5

(d)Warranties and Representations. The warranties and representations of the Borrowers contained in Section 2 of this Fifth Amendment shall each be true and correct;
(e)Updated Projections. Agent shall have received updated financial projections of Titan International and its Subsidiaries for the 2022 Fiscal Year prepared in a manner consistent with past practices.
(f)Closing Fee. Agent shall have received a closing fee in the amount of $250,000 payable to Agent for the pro rata benefit of the Lenders;
(g)Fees. Agent shall have received the fees required to be paid per the Fee Letter; and
(h)Fees and Costs. Agent shall have received all fees, costs and expenses of Agent in connection with this Fifth Amendment including costs and fees of counsel to Agent and the Lenders.
(i)Availability. Agent shall have received evidence satisfactory to it that immediately after giving effect to this Fifth Amendment Availability shall be equal to or greater than $40,000,000.
(j)Opinion. Agent shall have received a written opinion of Schmiedeskamp, Robertson, Neu & Mitchell LLP, in form and substance satisfactory to Agent.
4.Miscellaneous.
(a)Effect of Fifth Amendment. The parties hereto agree and acknowledge that nothing contained in this Fifth Amendment in any manner or respect limits or terminates any of the provisions of the Credit Agreement or any of the other Loan Documents other than as expressly set forth herein and further agree and acknowledge that the Credit Agreement and each of the other Loan Documents remain and continue in full force and effect and are hereby ratified and confirmed. Instead, it is the express intention of the parties hereto to reaffirm the Debt created under the Credit Agreement, which is evidenced by certain Loan Documents and secured by the Collateral. The execution, delivery and effectiveness of this Fifth Amendment shall not operate as a waiver of any rights, power or remedy of Lenders or Agent under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document. No delay on the part of any Lender or Agent in exercising any of their respective rights, remedies, powers and privileges under the Credit Agreement or any of the Loan Documents or partial or single exercise thereof, shall constitute a waiver thereof. None of the terms and conditions of this Fifth Amendment may be changed, waived, modified or varied in any manner, whatsoever, except in accordance with Section 14.1.1 of the Credit Agreement. No reference to this Fifth Amendment need be made in any note, instrument or other document, including, but not limited to, any Loan Document, making reference to the Credit Agreement, any reference to the Credit Agreement in any such note, instrument or other document (including, without limitation, the Loan Documents) to be deemed to be referring to in the Credit Agreement as amended hereby.

6

(b)Release and Covenant Not to Sue. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, Affiliates, Subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever known or suspected as of the date hereof (individually, a “Claim” and collectively, “Claims”) of every name and nature, both at law and in equity, which any Loan Party or any of their successors, assigns, or other legal representatives may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Fifth Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(1)Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(2)Each Borrower agrees that no fact, event, circumstance, evidence or transaction which is now known and could now be asserted shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
(3)Each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by it pursuant to this provision. If any Borrower or any of their respective successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any Releasee as a result of such violation.
(c)Captions. Section captions used in this Fifth Amendment are for convenience only, and shall not affect the construction of this Fifth Amendment.
(d)Governing Law. This Fifth Amendment shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of Illinois, without

7

regard to any conflict of law principles (but giving effect to federal laws relating to national banks).
(e)Counterparts. This Fifth Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Fifth Amendment. Delivery of an executed signature page to this Fifth Amendment by telecopy or e-mail (PDF) shall be deemed to constitute delivery of an originally executed signature page hereto and shall be legally binding on any party signing in such manner.
(f)Successors and Assigns. This Fifth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(g)Payment of Expenses. The Borrowers agree to pay all out-of-pocket expenses (including reasonable attorneys’ fees) of Agent in connection with the preparation and execution of this Fifth Amendment.
(Signature Pages Follow)

8

(Signature Page to Fifth Amendment to Credit and Security Agreement)
IN WITNESS WHEREOF, this Fifth Amendment has been executed and delivered as of the date set forth above.

BORROWERS: TITAN INTERNATIONAL, INC. By: Name: David A. Martin Title: Senior Vice President and Chief Financial Officer
TITAN WHEEL CORPORATION OF ILLINOIS By: Name: David A. Martin Title: Authorized Agent
TITAN TIRE CORPORATION By: Name: David A. Martin Title: Authorized Agent
TITAN TIRE CORPORATION OF FREEPORT By: Name: David A. Martin Title: Authorized Agent
TITAN TIRE CORPORATION OF BRYAN By: Name: David A. Martin Title: Authorized Agent
TITAN TIRE CORPORATION OF UNION CITY By: Name: David A. Martin Title: Authorized Agent
TITAN MARKETING SERVICES, LLC By: Name: David A. Martin Title: Authorized Agent
BMO HARRIS BANK N.A., as Agent and Lender By: Name: Clayton R. Foster Title: Vice President

(Signature Page to Fifth Amendment to Credit and Security Agreement)

BANK OF AMERICA, N.A., as a Lender By: Name: Title:
JPMORGAN CHASE BANK, N.A., as a Lender By: Name: Title:

SCHEDULE 1.1
to
Credit and Security Agreement
COMMITMENTS OF LENDERS

Lender	Total Revolver Commitments
BMO Harris Bank N.A.	$55,000,000
Bank of America, N.A.	$35,000,000
JPMorgan Chase Bank, N.A.	$35,000,000
TOTAL	$125,000,000